Summary Translation	Exhibit 4.72

Loan Agreement

Contract No. :ABC(2012)1013-1 13010120130002772

Borrower : Shijie Kaiyuan Auto Trade Co., Ltd.

Lender : Agricultural Bank of China, Shijiazhuang North City Branch

Signing Date : October 30, 2013

Loan Amount : RMB200,000,000

Length of maturity : From October 30, 2013 to October 29, 2014

Use of Loan : Vehicle Purchase

Loan Interest : 6.60%

Debt Note : Debt note is one of the part of the contract, not specified in the contract or records do not match the loan amount, date of draft, repayment date stated on the debt note, the loan documents shall prevail.

There are three Debt Note of the contract:

1.	Date of Draft :November 5, 2013

Draft Amount: RMB100,000,000

Repayment Date :November 4, 2013

2.	Date of Draft :November 19, 2013

Draft Amount: RMB20,000,000

Repayment Date :November 18, 2013

3.	Date of Draft :December 10, 2013

Draft Amount: RMB80,000,000

Repayment Date :December 9, 2013

Withdrawal Amount : RMB200,000,000

Payment Method : The principal shall be fully repaid with interest at the maturity date of the loan.

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Repayment Date :October 29, 2014

Loan Guarantee : Guaranty of Pledge

 - Hebei Chuanglian Finance Leasing Co., Ltd entered into The Maximum Pledge Contract with the lender, with the contract no. ABC(2012)2002 13100220130061344.